EXHIBIT 5.1
DEGOLYER AND MACNAUGHTON
Canada Limited
311 – 6th Avenue SW, Suite 1430
Energy Plaza, East Tower
Calgary, Alberta, Canada T2P 3H2

TELEPHONE (403) 266-8680 FAX (403) 266-1887

TO:	United States Securities and Exchange Commission

Re:	Compton Petroleum Finance Corporation, Compton Petroleum Corporation and subsidiaries (“Compton”) – Registration Statement on Form F-10
Dear Sir,
     We hereby consent to the references to our firm’s name in the registration statement on Form F-10 of Compton and to the use therein of data extracted from our Report as of January 1, 2003, which evaluated the crude oil, natural gas and natural gas liquids and sulphur reserves of Compton as at January 1, 2003.
     Dated December 5, 2005

Very truly yours,
/s/ Colin P. Outtrim
Colin P. Outtrim, P Eng
Senior Vice President DeGolyer and MacNaughton Canada Limited

CPO/th